ITEM 77Q(a)(i) - COPIES OF ANY MATERIAL AMENDMENTS TO THE REGISTRANT'S CHARTER OR BY-LAWS

Amendment #1 to the
Amended & Restated By-Laws
of MTB Group of Funds

(effective June 24, 2004)

         Strike the last two sentences of Article V, Officers,
Section 6,
Chairman of the Board (In the absence, resignation, disability or death of
the president, the chairman shall exercise all powers and perform all the duties of the president until his or her return, such disability shall be removed or a new president shall have been elected.
The chairperson is not
required to be a Board Member.) and replace them with the following sentence:

'The chairman is required to be a board member.'


         Strike the first sentence of Article V, Officers, Sections 9, Vice
Presidents (In the absence, or disability of the president, the executive vice presidents or vice presidents, if any, in order of their rank as fixed by the Board or if not ranked, a vice president designated by the Board, shall perform all the duties of the president and when so acting shall have all powers of, and be subject to all restrictions upon, the president.) and replace it with the following sentence:

'In the absence, resignation, disability or death of the president, the executive vice presidents or vice presidents, if any, in order of their rank as fixed by the Board or if not ranked, a vice president designated by the Board, shall perform all the duties of the president and when so acting shall have all powers of, and be subject to all restrictions upon, the president.'





ITEM 77Q(a)(ii) - COPIES OF ANY MATERIAL AMENDMENTS TO THE REGISTRANT'S CHARTER OR BY-LAWS
Amendment #2 to the
Amended & Restated By-Laws
of MTB Group of Funds

(effective September 15, 2004)


Insert the following as Section 12 of Article V, Officers.

Section 12. CHIEF COMPLIANCE OFFICER. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940.










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